AMENDMENT
                                       TO
                       INVESTMENT SUB-ADVISORY AGREEMENT
                                    BETWEEN
                     JACKSON NATIONAL ASSET MANAGEMENT, LLC
                                      AND
                          LAZARD ASSET MANAGEMENT LLC


     This AMENDMENT is made by and between JACKSON NATIONAL ASSET MANAGEMENT, LLC, a Michigan limited liability company and registered investment adviser ("Adviser"), and LAZARD ASSET MANAGEMENT LLC, a Delaware limited liability company and registered investment adviser ("Sub-Adviser").

     WHEREAS, the Adviser and Sub-Adviser entered into an Investment Sub-Advisory Agreement dated as of January 31, 2001 ("Agreement"), whereby Adviser appointed Sub-Adviser to provide certain sub-investment advisory services to the investment portfolios of JNL Series Trust; and

     WHEREAS, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Advisor a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

     WHEREAS, in order to effectuate a fee reduction for the JNL/Lazard Emerging Markets Fund, Schedule B must be amended.

     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1. Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated January 1, 2010, attached hereto.

     IN WITNESS WHEREOF, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of this 1st day of January, 2010.


JACKSON  NATIONAL  ASSET
MANAGEMENT,  LLC                           LAZARD  ASSET  MANAGEMENT  LLC

By:  /s/ Mark D. Nerud                     By:  /s/ Charles L. Carroll


Name:  Mark  D.  Nerud                     Name:  Charles L. Carroll


Title:   President                         Title:  Deputy Chairman

                                   SCHEDULE B
                                January 1, 2010
                                 (Compensation)

JNL/LAZARD EMERGING MARKETS FUND

Average Daily Net Assets          Annual Rate
------------------------          -----------
$0  to  $50  Million                 0.75%

$50  to  $200  Million               0.65%

$200  to  $700  Million              0.60%

Amounts  Over  $700  Million         0.55%


JNL/LAZARD MID CAP EQUITY FUND

Average Daily Net Assets          Annual Rate
------------------------          -----------
$0  to  $250  Million                0.45%

Amounts  Over  $250  Million         0.40%